Exhibit 99.1

Index to Unaudited Pro Forma Condensed Combined Financial Information

Page

Description of Transaction	2

Pro Forma Condensed Combined Statements of Comprehensive Income

For the Twenty-Six Weeks Ended July 31, 2022	3

For the Fiscal Year Ended January 30, 2022	4

Notes to Pro Forma Condensed Combined Financial Information	5

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Selected Financial Data

Dave & Busters Entertainment, Inc. and Main Event

Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of Transaction

On June 29, 2022 (the “Closing Date”), the Company completed its previously announced acquisition (the “Main Event Acquisition” or “the Acquisition”) of 100% of the equity interests of Ardent Leisure US Holding Inc. (“Ardent US”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated April 6, 2022, by and among the Company, Ardent US, Delta Bravo Merger Sub, Inc, the Company’s wholly-owned subsidiary formed for the purpose of completing the transactions set forth in the Merger Agreement, for the limited purposes set forth therein, Ardent Leisure Group Limited (“Ardent”), and, for the limited purposes set forth therein, RB ME LP (“RedBird”) and RB ME Blocker, LLC, REB ME Series 2019 Investor Aggregator LP and RedBird Series 2019 GP Co-Invest, LP (collectively referred to as “Main Event”).

D&B agreed to purchase Main Event for cash payments totaling $835 million plus adjustments for Main Event’s cash balances and working capital at the time of the transaction closing. D&B completed the acquisition of Main Event on June 29, 2022 for total cash and contingent consideration of approximately $872 million. D&B funded the acquisition by entering into a credit facility under which new debt was incurred totaling $850M, entering into a new revolving credit facility and using its available cash.

The following unaudited pro forma condensed combined financial statements are based on D&B's historical consolidated financial statements and Main Event's historical consolidated financial statements as adjusted to give effect to the acquisition of Main Event by D&B. The unaudited proforma condensed combined balance sheet has not been presented as the acquisition has been reflected in D&B’s results as of July 31, 2022, the date of D&B’s most recently filed Report on Form 10-Q. The unaudited pro forma condensed combined statements of comprehensive income (loss) for the twenty-six weeks ended July 31, 2022 and the fiscal year ended January 30, 2022, give effect to the acquisition as if it occurred on February 1, 2021.

The unaudited pro forma condensed combined financial information included in this report reflecting the combination of D&B and Main Event is provided for informational purposes only. The pro forma information is not necessarily indicative of what D&B’s results of operations would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

Total purchase consideration for the acquisition is presented below:

Gross cash consideration	$857,293
Contingent consideration	14,628
Less: cash acquired	(34,541)
Total consideration paid, net	$837,380

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Selected Financial Data

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

For the 26 weeks Ended July 31, 2022

(in thousands, except for share amounts)

			Pro Forma		Pro Forma
	D&B (a)	Main Event (b)	Adjustments	Notes	Combined
Food and beverage revenues	$308,907	$58,453			$367,360
Amusement and other revenues	610,553	142,161			752,714
Total revenues	919,460	200,614	-		1,120,074
Cost of food and beverage	89,716	18,664			108,380
Cost of amusement and other	55,841	7,949			63,790
Total cost of products	145,557	26,613	-		172,170
Operating payroll and benefits	207,035	55,528			262,563
Other store operating expenses	266,865	52,116	421	(f)	319,402
General and administrative expenses	66,007	65,870	(48,806)	(c), (g)	83,071
Depreciation and amortization expenses	71,902	17,153	4,098	(d)	93,153
Pre-opening costs	6,910	2,781			9,691
Total operating costs	764,276	220,061	(44,287)		940,051
Operating income (loss)	155,184	(19,447)	44,287		180,023
Interest expense, net	28,509	4,871	26,315	(e)	59,695
Loss on debt refinance	1,479	2			1,481
Income (loss) before provision (benefit) for income taxes	125,196	(24,320)	17,972		118,848
Provision for income taxes	29,124	1,128	3,774	(h)	34,026
Net income (loss)	96,072	(25,448)	14,198		84,822
Unrealized foreign currency translation gain (loss)	(23)	-			(23)
Unrealized gain on derivatives, net of tax	2,743	-			2,743
Total other comprehensive income	2,720	-	-		2,720
Total comprehensive income (loss)	$98,792	$(25,448)	$14,198		$87,542

Net income per share:
Basic	$1.97				$1.74
Diluted	$1.95				$1.72
Weighted average shares used in per share calculations:
Basic	48,705,956				48,705,956
Diluted	49,357,051				49,357,051

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

3

Selected Financial Data

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

For the Fiscal Year Ended January 30, 2022

(in thousands, except for share amounts)

			Pro Forma		Pro Forma
	D&B (a)	Main Event (b)	Adjustments	Notes	Combined
Food and beverage revenues	$436,637	$111,042			$547,679
Amusement and other revenues	867,419	266,507			1,133,926
Total revenues	1,304,056	377,549	-		1,681,605
Cost of food and beverage	119,123	30,181			149,304
Cost of amusement and other	85,848	16,088			101,936
Total cost of products	204,971	46,269	-		251,240
Operating payroll and benefits	287,263	100,718			387,981
Other store operating expenses	402,661	115,192	1,010	(f)	518,864
General and administrative expenses	75,501	32,966	(5,895)	(c), (g)	102,572
Depreciation and amortization expenses	138,329	41,741	9,836	(d)	189,906
Pre-opening costs	8,150	1,929			10,079
Total operating costs	1,116,875	338,816	4,951		1,460,642
Operating income (loss)	187,181	38,733	(4,951)		220,963
Interest expense, net	53,910	12,905	63,155	(e)	129,970
Loss on debt refinance	5,617	-			5,617
Income (loss) before provision (benefit) for income taxes	127,654	25,828	(68,106)		85,376
Provision (benefit) for income taxes	19,014	1,075	(16,304)	(h)	3,785
Net income (loss)	108,640	24,753	(51,803)		81,590
Unrealized foreign currency translation gain (loss)	(28)	-			(28)
Unrealized gain on derivatives, net of tax	5,485	-			5,485
Total other comprehensive income	5,457	-	-		5,457
Total comprehensive income (loss)	$114,097	$24,753	$(51,803)		$87,047

Net income per share:
Basic	$2.26				$1.69
Diluted	$2.21				$1.66
Weighted average shares used in per share calculations:
Basic	48,142,090				48,142,090
Diluted	49,263,720				49,263,720

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

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Selected Financial Data

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial statements are based on D&B's historical consolidated financial statements and Main Event's historical consolidated financial statements as adjusted to give effect to the acquisition of Main Event by D&B. The unaudited proforma condensed combined balance sheet has not been presented as the acquisition has been reflected in D&B’s results as of July 31, 2022, the date of D&B’s most recently filed Report on Form 10-Q. The unaudited pro forma condensed combined statements of comprehensive income (loss) for the twenty-six weeks ended July 31, 2022, and the fiscal year ended January 30, 2022, give effect to the acquisition as if it occurred on February 1, 2021. The pro-forma results do not purport to reflect what actual results would have been had the acquisition taken place as of the beginning of the periods presented.

Under generally accepted accounting principles, the total estimated purchase price of a business acquisition is allocated to the acquired tangible and intangible assets and liabilities based on their fair values as of date of the acquisition. The allocation of the purchase price to specific assets and liabilities is based, in part, upon internal estimates of assets and liabilities and external valuations for assets acquired and liabilities assumed. D&B is in the process of refining its internal estimates and finalizing external valuations for certain assets and liabilities; therefore, the allocation of the purchase price is preliminary and the final allocation may differ materially.

Note 2. Provisional Purchase Price Allocation

The acquisition of Main Event by D&B is reported in accordance with Accounting Standards Codification 805, Business Combinations, in which the total purchase price is allocated to Main Event's tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the acquisition. Based on the preliminary valuations and subject to Main Event's results of operations and changes in net assets through the acquisition date on June 29, 2022, the following table summarizes the initial estimated fair values of the assets acquired and liabilities assumed (in thousands) for the consideration paid:

Gross cash consideration	$857,293
Contingent consideration	14,628
Less: cash acquired	(34,541)
Total consideration paid, net	$837,380
Assets:
Current assets	16,820
Property and equipment	339,046
Operating lease right of use assets	285,422
Deferred tax assets	16,876
Tradenames	111,100
Other assets and deferred charges	4,263
Liabilities:
Accounts payable	20,118
Current portion of operating lease liabilities	11,475
Accrued liabilities	42,154
Operating lease liabilities	312,193
Other liabilities	6,272
Net assets acquired, excluding goodwill	$381,315
Goodwill	$456,065

The estimated fair value of net assets acquired at June 29, 2022, the acquisition closing date, was $381 million.

Property and equipment acquired includes the personal property in facilities leased by Main Event. The fair values assigned to the acquired property has been derived from estimates using a cost approach and the replacement cost new valuation methodology. Depreciation expense of property and equipment is provided on a straight-line basis over the lesser of the asset's remaining useful life or lease term. The estimated remaining lives of the property acquired ranges between three and ten years. Intangible assets consisted primarily of $111 million for the acquired tradenames. and have indefinite lives and therefore are not amortized.

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Note 3. Pro Forma Adjustments

The unaudited pro forma condensed combined financial information was prepared pursuant to the rules and regulations of the Securities and Exchange Commission including Article 11 of the Regulation S-X. The information was prepared to reflect adjustments that are 1) directly attributable to the acquisition, 2) factually supportable and 3) expected to have a continuing impact on the combined results. Pro forma adjustments are necessary to reflect the purchase price, to adjust Main Event's tangible and intangible assets and liabilities to a preliminary estimate of the fair values of those assets and liabilities and to reflect the amortization expense related to the estimated amortizable intangibles. Pro forma adjustments include the effects of borrowing funds to finance the acquisition and related interest expense.

Statement of comprehensive income adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined statement of comprehensive income are as follows:

(a)	D&B's historical condensed consolidated statement of earnings for the fiscal year ended January 30, 2022 and the twenty-six weeks ended July 31, 2022. Includes Main Event’s post-acquisition results, from June 29, 2022 through July 31, 2022, for the twenty-six weeks ended July 31, 2022.

(b)	Main Event's historical pre-acquisition consolidated statement of comprehensive income for the fiscal year ended February 1, 2022 and condensed consolidated statement of comprehensive income for the twenty-six weeks ended July 31, 2022, respectively.

(c)	Adjustments to reflect additional compensation expense of $3.6 million and $1.5 million for the fiscal year ended January 30, 2022 and the twenty-six weeks ended July 31, 2022, respectively, resulting from D&B stock awards issued to executives of Main Event in conjunction with D&B's executive compensation plans.

(d)	Adjustment to reflect estimated additional depreciation and amortization expense of $9.8 million and $4.1 million for the fiscal year ended January 30, 2022 and the twenty-six weeks ended July 31, 2022, respectively, resulting primarily from the fair value adjustments to Main Event's personal property acquired. Pro forma combined depreciation expense for the periods presented reflect the increased fair values of the acquired property.

(e)	Adjustment to reflect additional interest expense and amortization of debt issuance costs for the fiscal year ended January 30, 2022 and the twenty-six weeks ended July 31, 2022, related to the combined $850 million from an unsubordinated term loan and revolving facility draws using the prevailing rates of 7.43%.

(f)	Adjustment to reflect additional lease expense for favorable leases acquired of $1.0 million and $0.4 million for the fiscal year ended January 30, 2022 and the twenty-six weeks ended July 31, 2022, respectively.

(g)	Removal of $9.5 million and $50.3 million of long-term incentive payments triggered by the acquisition for the fiscal year ended January 30, 2022 and the twenty-six weeks ended July 31, 2022 and, respectively. Such payments were triggered and accelerated by the acquisition and the related plan was closed subsequent to acquisition closing, and accordingly, it does not represent a prospective charge management expects to incur.

(h)	Adjustment to apply the statutory tax rate of 21% to the pre-tax impact to earnings of the pro forma adjustments for the fiscal year ended January 30, 2022 and the twenty-six weeks ended July 31, 2022.

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